Exhibit 99.1

GlobalSCAPE, Inc. Named to San Antonio Business Journal’s 2015 Fast Track
Company recognized as one of the fastest growing companies in San Antonio

SAN ANTONIO – June 12, 2015 – GlobalSCAPE, Inc., [NYSE MKT: GSB], the secure information exchange company, announced today that it has been named to the San Antonio Business Journal’s 2015 Fast Track list, for companies with $10 million or more in revenue. The Fast Track award recognizes the fastest growing companies in San Antonio, based on percentage growth in revenue from 2012 to 2014.

This year’s recognition will mark the third time that Globalscape has been named one of the fastest growing companies in San Antonio, having previously been named to the list in 2012 and 2013. Globalscape saw record breaking revenue growth in three of four quarters and for 2014 at large, which was aided by the launch of several new products and enhancements to its sales and engineering structure.

The full list of winners can be found here and an official awards ceremony will be held on July 23 at the Westin Riverwalk in San Antonio.

SUPPORTING QUOTES:
James L. Bindseil, CEO of GlobalSCAPE, Inc.
“The market for enterprise technologies is ever changing but Globalscape continues to innovate and adapt to meet the needs of our current and prospective customers. Our diligence to create exceptional products and the determination of our sales team is what has helped earn Globalscape the honor of being named one of San Antonio’s fastest growing companies. We are incredibly proud of the tireless efforts of our entire company and continue to strive for nothing but excellence in the years to come.”

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features EFT, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best in class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments and small businesses. For more information, visit Globalscape, or subscribe to our Blog or Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2014 fiscal year, filed with the Securities and Exchange Commission on March 30, 2015.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: (210) 308-8267
Email: PR@globalscape.com

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